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FOR IMMEDIATE RELEASE

PaineWebber Signs Merger Agreement with J.C. Bradford & Co.

Firm brings 900 financial advisors, $46 billion in client assets

New York, April 28, 2000 - Paine Webber Group Inc. announced today that it has signed a definitive merger agreement with Nashville, Tenn.-based J.C. Bradford & Co., a leading privately-held brokerage firm in the Southeast. The all cash transaction, valued at $620 million, is expected to close in the third quarter of this year.


The transaction will add more than 900 financial advisors and $46 billion in client assets to PaineWebber's base of 7,608 financial advisors and $452 billion in client assets. J.C. Bradford has offices in 14 states, primarily in the Southeastern United States.


"J.C. Bradford is a well-regarded firm with a long tradition of excellence in client service and performance," said Donald B. Marron, chairman and chief executive officer of PaineWebber. "This combination, which is fully complementary to our private client and capital markets businesses, will accelerate our asset gathering strategy through the addition of 900 talented financial advisors, and enhance our presence in the Southeast, a high growth region of the country, particularly among the affluent. J.C. Bradford and its clients will benefit from PaineWebber's leading-edge technology, industry leading research and product breadth."


"We are very excited about the combination of our firm with PaineWebber," said Jeff Powell, chief executive officer of J.C. Bradford & Co. "With the addition of their vast technological resources, research coverage and complementary product lines, we'll be able to provide our clients with an increasingly higher level of advice, service and results. Like J.C. Bradford, PaineWebber is a highly respected organization with a history of commitment to the relationship between the client and his or her investment advisor. We are confident that this will be a terrific partnership for our clients and employees alike," he said.


Senior Bradford executives James C. Bradford, Jr., chairman, Jeff Powell, chief executive officer, Jim Graves, chief operating officer, and Luke Simons, vice chairman, will assume roles with PaineWebber and assist in the transition.


Based in Nashville, Tenn., J.C. Bradford & Co. is one of the nation's largest regional investment firms with more than 900 brokers in 81 offices in 14 states. Founded in 1927 by J.C. Bradford Sr., the company offers a full range of investment banking and financial advisory services. The company is a member of the New York Stock Exchange (NYSE) and the Securities Investor Protection Corporation (SIPC). More information can be found on the firm's web site at www.jcbradford.com.


Paine Webber Group Inc., together with its subsidiaries, serves the investment and capital needs of a worldwide client base. Founded in 1879, its core businesses include private client investment services, asset management, research, investment banking, global equity sales and trading, municipal securities and transaction (correspondent) services. With $452 billion in client assets, the firm employs 20,008 people in 318 offices.